ShengdaTech, Inc. Announces Record Results for Third Quarter

Published: November 11, 2008

TAI'AN CITY, China, Nov. 10 /Xinhua-PRNewswire-FirstCall/ -- ShengdaTech Inc. ("ShengdaTech" or "The Company") (Nasdaq: SDTH), a leading manufacturer of nano precipitated calcium carbonate ("NPCC") and a major manufacturer of coal-based chemical products in Shandong Province, PRC, today reported financial results for the third quarter ended September 30, 2008.

Financial Highlights for the Third Quarter 2008
--  Revenue for the third quarter increased 81.3% year-over-year to $49.3 million
--  Gross profit increased 73.3% year-over-year to a record $16.7 million; gross profit margin was 34.0%
--  Net income increased 27.1% year-over-year to $9.9 million, or $0.17 per diluted share
--  EBITDA increased 85.8% year-over-year to $17.0 million
--  Held first annual meeting of shareholders in New York City in September 2008

The Company is reporting pro forma financial statements for the third quarter 2008 because such presentation reflects ShengdaTech's historical GAAP results adjusted to remove the impact of $1.7 million in expenses associated with the accelerated depreciation of equipment related to the closure of the Company's Tai'an City chemical facility. The Company believes these pro forma results provide investors with useful information in analyzing the Company's year-over-year financial performance. Therefore, the following are highlights of such Pro forma reporting:

-- Pro forma gross profit, excluding accelerated depreciation related to the closure of the Tai'an City facility, increased 91.2% year-over-year to $18.5 million; pro forma gross profit margin was 37.5%
-- Pro forma operating income increased 87.4% year-over-year to $16.0 million; pro forma operating margin was 32.4%
-- Pro forma net income increased 49.2% year-over-year to $11.7 million, or $0.20 per diluted share

Revenues for the third quarter of 2008 increased to a record $49.3 million, up 81.3% from $27.2 million in the third quarter of 2007. The strong revenue growth was due to increased demand for products in the chemical segment, reflected in significantly higher ASP, and NPCC capacity utilization in all plants. The new NPCC facility in Shaanxi Province achieved 100% capacity utilization during the third quarter. At quarter end, total annual NPCC production capacity was 190,000 metric tons compared with 130,000 metric tons a year ago. The NPCC segment contributed 51.8% of total revenue in the quarter and the chemical segment contributed the remaining 48.2%, compared with 48.3% and 51.7%, respectively, in the same period a year ago.

"We are pleased to report another quarter of year-over-year growth in revenue and net income driven by growing demand for our NPCC and chemical products. During the quarter, we expanded our domestic NPCC customer base with 22 new customers, including two new tire manufacturers, two adhesive producers, twelve PE manufacturers, three PVC producers, and three paint manufacturers. We also added nine new international NPCC customers, including an adhesive producer in India, a PE manufacturer in Israel, a paint manufacturer and two PVC producers in Thailand, and four new tire manufacturers in Philippines, Iran, South Korea and Malaysia. Our new NPCC lines in Shaanxi Province are now running at full utilization and provide us with the capacity we need to fill the growing worldwide demand for NPCC," Mr. Xiangzhi Chen, President and CEO of ShengdaTech, commented.

Revenue from NPCC products increased 94.5% to $25.5 million, in the third quarter of 2008 from $13.1 million in the third quarter of 2007. The increase in year-over-year revenue was due to the growing demand for NPCC products as an increasing number of companies are adopting NPCC in their production processes. The additional 60,000 metric tons of NPCC capacity added in April 2008, was operating at 100% utilization during the third quarter contributing to increased sales volume. Total volume of NPCC sold during the third quarter of 2008 was 51,701 metric tons, up 17,444 metric tons, or 50.9%, from 34,257 metric tons in the third quarter of 2007. NPCC for use in tires and PVC represented the majority of the NPCC sales at 42.3% and 31.1% of total NPCC revenue, respectively. NPCC used in latex increased to 9.7% of total NPCC revenue, an increase of 122.6% compared with the third quarter of 2007. Sales from the Company's new NPCC product for use in PE, introduced in February 2008, increased to 7.5% of total NPCC revenue during the third quarter. NPCC used in paint, paper, printing ink, and the Company's newest NPCC application, automobile undercoating paints, combined to generate 9.4% of NPCC revenue.

Revenue from the chemical segment for the third quarter of 2008 was $23.7 million, up 68.9% from $14.0 million in the third quarter of 2007. Sales of liquid ammonia, which represented 39.2% of the chemical segment's revenue, increased 83.1% from the third quarter of 2007. Ammonia bicarbonate contributed to 30.0% of the total chemical revenue, an increase of 80.6% from the third quarter of 2007. The significant growth in the sales of ammonia bicarbonate was a result of seasonality in sales. Methanol and melamine represented 16.8% and 13.9% respectively of the chemical segment's revenue during the quarter.

Gross profit increased to $16.7 million in the third quarter of 2008, up 73.3% from $9.7 million in the third quarter 2007. Gross margin for the quarter was 34.0% compared with 35.6% for the same period in 2007. The chemical segment's gross margin was 25.0%, a decrease of 3 percentage points from 28.0% in the third quarter of 2007, due to increased production costs associated with higher raw coal prices and accelerated depreciation of equipment related to the closure of the Tai'an City facility. Gross margin for the NPCC segment was 42.3% in the third quarter, a decrease of 1.3 percentage points from 43.6% in the same quarter last year. The NPCC segment was also affected by rising production costs, which could not be fully passed on to customers.

Selling expenses in the third quarter of 2008 were $0.9 million, or 1.7% of revenue, up from $0.4 million, or 1.6% of revenue, in the same period last year due to higher sales commissions and related expenses in proportion with increased sales volume. Selling expenses also increased as a result of a rise in freight and other costs in relation to the growth in NPCC exports during the third quarter of 2008. General and administrative (G&A) expenses were $1.7 million, or 3.4% of revenue, up from $0.7 million, or 2.6% of revenue for the same period last year. The increase in G&A expenses was mainly due to amortized costs associated with the Company's convertible senior notes issued in June 2008 and additional listing maintenance fees. Also contributing to the increase in G&A expenses were higher research and development expenses and a planned increase in salaries of administrative staff.

Operating income in the third quarter of 2008 was $14.2 million, up 67.1% from $8.5 million in the same period a year ago. Operating margin was 28.9% compared with 31.3% in the third quarter of 2007.

Third quarter interest expense of $1.7 million was directly associated with the Company's convertible notes issued in June 2008. No such expense was recorded in the third quarter of 2007.
,

Provision for income tax in the third quarter of 2008 was $2.7 million, up from $0.8 million in the third quarter of 2007. The significant increase was due to (1) the end of the two-year phase of the income tax holiday at the Company's Shaanxi factory, which began paying taxes at 16.5% tax rate beginning in 2008 and will continue to do so through 2010 and (2) an increase in taxable income. The Company's Shandong facility began to pay a tax rate of 16.5% in 2007 and will continue to do so through 2009.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) for the third quarter of 2008 increased 85.8% year-over-year to $17.0 million from $9.2 million in the third quarter of 2007.

Net income in the third quarter of 2008 was $9.9 million, up 27.1% from $7.8 million in the same period last year. Fully diluted earnings per share for the third quarter of 2008 were $0.17, compared with fully diluted earnings per share of $0.14 in the third quarter of 2007.

Nine Months Results

For the first nine months of 2008, total revenue was $117.7 million, up 63.3% from the first nine months of 2007. Revenue from the chemical business was $59.6 million, up 52.4% from $39.1 million in the same period a year ago, representing 50.7% of total revenue. The NPCC business comprised the balance of 49.3% of revenue at $58.1 million, up 76.3% from $32.9 million in the first nine months of 2007. Total gross profit for the first nine months of 2008 was $41.4 million, up 70.6% from gross profit of $24.3 million in the comparable period a year ago. Gross margin was 35.2% and 33.7% for the first nine months of 2008 and 2007, respectively. Income from operations was $35.8 million, up 69.6% from $21.1 million in the first nine months of 2007. EBITDA for the first nine months of 2008 was $40.3 million, up 78.1% from $22.6 million in the first nine months of 2007. Net income for the first nine months of 2008 was $27.4 million, up 42.2% from $19.3 million in the first nine months of 2007. Fully diluted earnings per share were $0.49 for the first nine months of 2008 compared to $0.35 in the first nine months of 2007.

Pro forma gross profit for the first nine months of 2008 was $43.2 million, up 77.7% from reported gross profit in the comparable period a year ago. Pro forma gross margin was 36.7% for the first nine months of 2008 compared with reported gross margin of 33.7% in the first nine months of 2007. Pro forma income from operations was $37.6 million, up 77.8% from reported income from operations in the first nine months of 2007. Pro forma net income for the first nine months of 2008 was $29.1 million, up 51.2% from reported net income in the first nine months of 2007. Fully diluted pro forma earnings per share were $0.52 for the first nine months of 2008, compared to reported fully diluted earnings per share of $0.35 in the first nine months of 2007.

Financial Condition

As of September 30, 2008, ShengdaTech had $132.4 million in cash and cash equivalents, $131.7 million in working capital and $115.0 million in long-term convertible senior notes. Shareholders' equity stood at $123.3 million, up from $89.0 million at year-end 2007. For the first nine months of 2008, the Company generated net cash flow from operating activities of $34.5 million.

During the quarter, the Company invested approximately $30 million, to purchase land use rights and workshops for its new NPCC facility in Zibo, Shandong Province. The Company expects capital expenditures of approximately $26 million over the next 12 months to expand capacity and improve margin, which will be funded from cash on hand and cash flow from operations.

Subsequent Events

As of November 1, 2008, ShengdaTech ceased chemical operations at the Tai'an facility in compliance with the mandatory relocation notice received from the Tai'an City government in June of this year. As previously disclosed, the Company announced plans to complete the acquisition of Jinan Fertilizer Co., Ltd., a state-owned nitrogenous fertilizer company based in Jinan, the capital of Shandong Province, and to consolidate its existing coal- based chemical business into Jinan Fertilizer's operation by the end of October 2008. The Company previously announced that the acquisition process has encountered longer than expected delays in the government's completion of required procedural steps to finalize the acquisition. However, the Jinan City government, in full control of the proceedings, has advised the Company that further obstacles have been encountered which may require a longer time period to complete the transaction. While having no assurances, the Company believes that it may still be able to close the acquisition, including all procedural steps and final negotiations, before the end of 2008. In view of the possibility of delays beyond December 2008, ShengdaTech has restarted efforts to secure outsource production of its chemical products and reports that discussions are underway which could lead to an alternative production source for these products by the end of 2008, should completion of the acquisition of Jinan take longer than anticipated.

In October 2008, ShengdaTech confirmed that the Company's melamine products have no connection to the recent reports of dairy products contamination in China. The Health Department of Shandong Province conducted an inspection of the sales and distribution channels of many melamine producers, including ShengdaTech. The authorities were satisfied that the Company does not sell melamine products to milk farmers or to the dairy industry in general.

In October 2008, ShengdaTech successfully completed product testing for use of NPCC in the tire production process of a top-ten tire manufacturer in China. The Company has received a purchase order from the tire manufacturer for its ongoing tire production needs.

Business Outlook

ShengdaTech has commenced construction of its new NPCC facility in Zibo with a designed capacity of 160,000 metric tons. The 58 acres of land on which the new facility will be built allows for additional capacity expansion in the future. The first phase will have a total capacity of 60,000 metric tons ("MT") and is expected to begin production and first customer shipments by July 2009. In light of the worldwide economic slow-down, the Company will closely monitor market conditions to determine the most favorable time to start the build-out activities for the facility's second phase of 60,000 MT.

ShengdaTech's Research and Development (R&D) department in Shanghai continues to play a key role in the expansion of the NPCC business. Since its inception, the department has successfully introduced various new applications of NPCC products. During the third quarter, ShengdaTech added 12 new customers in Polyethylene (PE), an NPCC application developed by the R&D department in February of 2008. The Company remains fully committed to investing in R&D efforts to develop new NPCC applications for asphalt, epoxy resin, paper and PVC used in glove manufacturing.

, "We continue to see robust growth opportunities in our NPCC business, and believe we have successfully positioned ShengdaTech as a leading and high- quality NPCC manufacturer. We will continue to grow the NPCC business by investing in R&D, expanding capacity, and by widening and deepening our market penetration. In the current market environment, many companies are focusing on cost control and quality improvements, and we believe that NPCC provides an attractive solution. We have recently experienced increased sales to current customers, added a significant number of new customers, and have a growing pipeline of potential new customers with whom we expect to start the testing process soon," commented Mr. Chen. "We also remain optimistic about completing the acquisition of Jinan Fertilizer and the opportunities it provides ShengdaTech to strengthen our position in the coal-based chemicals market and significantly expand the scale of our operations. We look forward to fulfilling our long-term strategic plans for continued growth and profitability in both the NPCC and coal-based chemical businesses."

Conference Call

ShengdaTech will host a conference call at 9:00 a.m. ET on Tuesday, November 11, 2008, to discuss the 2008 third quarter financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial 617-896-9871. The pass code for the call is 29580706. If you are unable to participate in the call at this time, a replay will be available on Tuesday, November 11, 2008 at 11:00 a.m. ET through Tuesday, November 25, 2008. To access the replay, dial 888-286-8010. International callers should dial 617-801-6888. The conference pass code is 63735758.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.shengdatechinc.com . Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology co-developed with Tsinghua University. ShengdaTech is the only company possessing proprietary NPCC technology in China. Its NPCC products are mainly exported to countries like South Korea, Singapore, Malaysia, Vietnam, etc. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

, Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company's ability to prepare for growth, the Company's planned manufacturing capacity expansion, acquisition of Jinan Fertilizer, outlook for its coal based chemical operations and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, pricing and demand trends for the Company's chemical products, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, risk associated with large scale implementation of the new NPCC manufacturing process, the ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

Crocker Coulson, President
CCG Investor Relations
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web site: http://www.ccgirasia.com,

- Financial Tables Follow -

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Sale of Products	$49,253,207	$27,170,790	$117,651,564	$72,031,590
Cost of Products Sold	32,512,083	17,509,834	76,201,700	47,731,142

Gross Profit	16,741,124	9,660,956	41,449,864	24,300,448

Operating Expenses:
Selling expense	855,348	435,411	1,944,138	1,276,136
General and administrative expense	1,657,123	709,620	3,681,053	1,903,991
Total Operating Expenses	2,512,471	1,145,031	5,625,191	3,180,127

Income from	14,228,653	8,515,925	35,824,673	21,120,321

Other Income (Expense):
Interest expense	(1,725,634)	--	(2,291,254)
Interest income	90,581	70,599	149,896	202,885
Net Other Income	(1,635,053)	70,599	(2,141,358)	202,885

Income Before Income
Taxes	12,593,600	8,586,524	33,683,315	21,323,206
Provision for income
taxes	2,667,330	775,264	6,311,107	2,072,431

Net Income	$9,926,270	$7,811,260	$27,372,208	$19,250,775

Other comprehensive income: foreign currency translation adjustments	272,990	1,082,018	6,868,321	2,682,593
Comprehensive income	$10,199,260	$8,893,278	$34,240,529	$21,933,368

Earnings Per Share:
Basic	$0.18	$0.14	$0.51	$0.36
Diluted	$0.17	$0.14	$0.49	$0.35
Weighted Average Shares Outstanding:
Basic	54,202,036	54,095,103	54,202,036	54,095,103
Diluted	68,335,041	54,257,388	60,513,076	54,257,388

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2008	2007
	Restated
ASSETS
Current Assets
Cash and cash equivalents	$132,440,176	$26,366,568
Trade accounts receivable, less allowance for doubtful accounts of $0	11,229,429	7,889,001
Other receivables	25,617	13,962
Advances to suppliers	111,630	2,249,867
Inventory	6,422,255	1,955,384
Receivable from related parties	--	1,712
Total Current Assets	150,229,107	38,476,494

Property and Equipment, net of accumulated depreciation of $11,048,676 and $6,126,393, respectively	86,480,703	62,343,416
Land use rights, net of accumulated amortization of $32,928 and $1,031, respectively	15,353,411	124,028
Loan costs, net of accumulated amortization of $628,821 and $0, respectively	5,199,315	--
TOTAL ASSETS	$257,262,536	$100,943,938

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$6,537,707	$5,296,530
Other payables and accrued expenses	6,525,986	3,276,473
Income and other taxes payable	4,956,209	2,303,402
Payable to related parties	538,278	1,064,348
Total Current Liabilities	18,558,180	11,940,753
Long-term Liabilities
Long Term Payable	416,817	--
Long Term Convertible Senior Notes
Payable, net of discount of $20,700,000 and Make-whole obligation	115,000,000	--
Total Liabilities	133,974,997	11,940,753
Shareholders' Equity
Preferred stock - $0.00001 par value; 10,000,000 shares authorized; no shares outstanding	--	--
Common stock - $0.00001, par value; 100,000,000 shares authorized; 54,202,036 shares outstanding	541	541
Additional paid-in capital	21,660,294	21,616,469
Statutory reserves	5,642,419	5,642,419
Retained earnings	82,249,253	54,877,045
Accumulated other comprehensive income	13,735,032	6,866,711
Total Shareholders' Equity	123,287,539	89,003,185
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY	$257,262,536	$100,943,938

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended
	September 30,
	2008	2007
Cash Flows from Operating Activities:
Net income	$27,372,208	$19,250,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,450,569	1,497,846
Amortization of loan costs	628,821	--
Compensation paid with warrants	43,825	--
Changes in assets and liabilities:
Accounts receivable	(2,754,437)	(2,744,480)
Other receivables	(10,499)	136,173
Advances to suppliers	2,240,361	369,036
Inventory	(4,246,881)	373,543
Trade accounts payable	1,276,580	2,013,618
Other payables and accrued expenses	3,043,877	334,857
Income and other taxes payable	2,447,254	828,703
Advances from customers	--	(122,138)
Net Cash provided by Operating Activities	34,491,678	21,937,933

Cash Flows from Investing Activities:
Purchase of property and equipment and construction in progress	(23,972,276)	(16,484,325)
Purchase of land use rights	(14,939,604)	(93,461)
Net Cash used in Investing Activities	(38,911,880)	(16,577,786)

Cash Flows from Financing Activities:
Proceeds from sale of convertible senior notes	115,000,000	--
Cash paid for offering costs	(5,828,136)	--
Changes in related party receivable / payable	(583,278)	(205,904)
Distribution to shareholder	--	(150,725)
Net Cash used in Financing Activities	108,588,586	(356,629)

Effect of Exchange Rate Changes in Cash	1,905,224	1,392,199

Net Change in Cash	106,073,608	6,395,717
Cash and Cash Equivalents at Beginning of Period	26,366,568	34,684,142
Cash and Cash Equivalents at End of Period	$132,440,176	$41,079,859

Supplemental Cash Flow Disclosures:
Cash paid for interest	$--	$--
Cash paid for income taxes	$4,536,420	$1,306,331

SHENGDATECH, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
(Amounts expressed in United States dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Income $9,926,270	$7,811,260	$27,372,208	$19,250,775
Income Tax	2,667,330	775,264	6,311,107	2,072,431
Interest expense, net	1,635,053	(70,599)	2,141,358	(202,885)
Depreciation and amortization	2,779,030	639,189	4,450,569	1,497,846
EBITDA	$17,007,683	$9,155,114	$40,275,242	$22,618,167

Note 1: depreciation and amortization in 2008 includes the accelerated depreciation cost of writing-down assets from Bangsheng Chemical to approximate sales value at the closure of the facility and the amortization of debt financing costs of $485,678 and $628,821, respectively, for the three and nine months ended September 30, 2008.

Note 2: EBITDA is a financial measure that is not defined by US GAAP. EBITDA was derived by calculating earnings before interest, taxes, depreciation, and amortization. The Company's management believes that the presentation of EBITDA provides useful information regarding ShengdaTech's results of operations because it assists in analyzing and benchmarking the performance and value of ShengdaTech's business. The Company's calculation of EBITDA may not be consistent with similarly titled measures of other companies. The table above provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.

SHENGDATECH, INC. AND SUBSIDIARIES
RECONCILIATION OF PRO FORMA CONSOLIDATED STATEMENT
OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended
	September 30,

	As Reported	Adjustments	Pro Forma

Sale of Products	$49,253,207		$49,253,207
Cost of Products Sold	32,512,083	(1,729,778)	30,782,305

Gross Profit	16,741,124	1,729,778	18,470,902

Operating Expenses:
Selling expense	855,348		855,348
General and administrative expense	1,657,123		1,657,123
Total Operating Expenses	2,512,471		2,512,471

Income from Operations	14,228,653	1,729,778	15,958,431

Other Income (Expense):
Interest expense	(1,725,634)		(1,725,634)
Interest income	90,581		90,581
Net Other Income	(1,635,053)		(1,635,053)

Income Before Income Taxes	12,593,600		14,323,378
Provision for income taxes	2,667,330		2,667,330

Net Income	$9,926,270	1,729,778	$11,656,048

Other comprehensive income: foreign currency translation adjustments	272,990	(36,275)	236,715
Comprehensive income	$10,199,260	$1,693,503	$11,892,763

Earnings Per Share:
Basic	$0.18		$0.25
Diluted	$0.17		$0.20
Weighted Average Shares Outstanding:
Basic	54,202,036		54,202,036
Diluted	68,335,041		68,335,041

SHENGDATECH, INC. AND SUBSIDIARIES
RECONCILIATION OF PRO FORMA CONSOLIDATED STATEMENT
OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Nine Months Ended
	30-Sep-08

	As Reported	Adjustments	Pro Forma

Sale of Products	$117,651,564		$117,651,564
Cost of Products Sold	76,201,700	(1,729,778)	74,471,922

Gross Profit	41,449,864	1,729,778	43,179,642

Operating Expenses:
Selling expense	1,944,138		1,944,138
General and administrative expense	3,681,053		3,681,053
Total Operating Expenses	5,625,191		5,625,191

Income from Operations	35,824,673	1,729,778	37,554,451

Other Income (Expense):
Interest expense	(2,291,254)		(2,291,254)
Interest income	149,896		149,896
Net Other Income	(2,141,358)		(2,141,358)

Income Before Income Taxes	33,683,315		35,413,093
Provision for income taxes	6,311,107		6,311,107

Net Income	$27,372,208	1,729,778	$29,101,986

Other comprehensive income: foreign currency translation adjustments	6,868,321	(36,275)	6,832,046
Comprehensive income	$34,240,529	1,693,503	$35,934,032

Earnings Per Share:
Basic	$0.51		$0.58
Diluted	$0.49		$0.52
Weighted Average Shares
Outstanding:
Basic ,	54,202,036		54,202,036
Diluted	60,513,076		60,513,076

Note: The unaudited pro forma income statement results for the three and nine months ended September 30, 2008, presented above reflect ShengdaTech's historical GAAP results adjusted to remove the impact of $1.7 million in expenses associated with the accelerated depreciation of equipment related to the closure of the Company's Tai'an City chemical facility. The Company believes these pro forma results provide investors with useful information in analyzing the Company's year over year financial performance.

SOURCE ShengdaTech Inc.